Exhibit 10.3.1

April 29, 2005

Dr. Harpal Gill

Fremont, CA

RE:	Offer of Employment

Dear Harpal:

We are pleased to extend an offer to you for the position of Senior Vice President of Operations, Fabrinet USA (“FUSA”), reporting to Tom Mitchell, Chairman, President and CEO of our parent company Fabrinet. We look forward to having you join us as a strategic employee. The terms of your employment, as we discussed, are as follows:

Your start date would be May 1, 2005 at an annual base salary of USD$275,000 gross. Your annualized bonus opportunity will be based on mutually agreed upon targets. Your initial assignment will be as President and Managing Director of FBN New Jersey Holdings Corp. (“FBN”), our new organization in New Jersey that operates two factory sites in Ewing and Mountain Lakes, NJ. Your role will be to direct the seamless transition of products from Ewing, NJ to Thailand and the coordination of production activities with our JDS Uniphase. Your initial role with FBN will require travel to JDS Uniphase corporate headquarters in California and FBN manufacturing sites in New Jersey.

You will be granted 100,000 stock options in Fabrinet at a strike price of $1.75 per share and pursuant to the terms of the company’s stock options plan. These options will grant immediately upon signing and vest 25% after 12 months and 1/48 each month thereafter for the following three years. You will be entitled to participate in the FUSA benefits plan, which includes vacation, health care and life insurance.

Employment with FUSA is on an at-will basis. Thus, you are free to terminate your employment for any reason at any time with our without prior notice. Similarly, FUSA can terminate the employment relationship with or without cause or notice. However, in the event your employment is terminated without cause, you will receive a severance equal to 3 months of present base salary plus any earned bonus.

I trust this offer letter meets your expectations and would appreciate your signing and returning it to me.

Should you have any questions or concerns about any of the benefits, terms or other conditions of your employment, please do not hesitate to contact me.

I look forward to you joining us and becoming a leader of our team.

Sincerely,

Tom Mitchell

Chairman & CEO

Chairman, President & CEO

Fabrinet

☐

I accept this offer and will start with Fabrinet on (May 1st, 2005). No one at Fabrinet has made any promises, representation, inducements or offers to encourage me to join the Company other than the terms set forth above. I understand this offer is confidential and is not for distribution.

/s/ Harpal Gill, Ph.D.	5/1/05
Harpal Gill, Ph.D.	Date